DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered into on March 28, 2002, by and between Roxio Inc., a Delaware corporation (“Roxio”), and Navarre, Inc., a Minnesota corporation (“Distributor”).

IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

1.           DEFINITIONS

1.1         “Like Distributor” shall mean a distributor that sells the same Products to the same customer base in the Territory.

1.2         “Price List” shall mean the Roxio Distribution Authorized Products and Price List, as amended from time to time by Roxio, prevailing at the time Roxio accepts a Purchase Order from Distributor.

1.3         “Products” shall mean those products and services listed on Exhibit A hereto.  Products may be changed, deleted or added by Roxio, at its sole discretion.  Roxio shall be under no obligation to continue the production of any Product.

1.4         “Purchase Order” shall mean the written purchase orders by which Distributor orders the Products, as more particularly described in Section 4 below.

1.5         “Term” shall mean the term of this Agreement, which shall commence on the Effective Date and continue for one (1) year thereafter, unless earlier terminated under the provisions of Section 14 of this Agreement.  This Agreement shall automatically renew for additional one (1) year periods, unless either party provides notice of termination sixty (60) days prior to the expiration of the then-current term.

1.6         “Territory” shall mean the Territory set forth on Exhibit B.

2.           APPOINTMENT AND AUTHORITY

2.1         Appointment.  Roxio hereby appoints Distributor as Roxio’s non-exclusive distributor for the Products to the Distribution Accounts in the Territory, subject to the terms and conditions contained in this Agreement, and Distributor hereby accepts such appointment.  Distributor shall have the right to license Products from Roxio for distribution to the Distribution Accounts in the Territory, subject to the terms of this Agreement, including but not limited to, the restrictions specified in Section 11.2.  Roxio reserves the right to appoint other distributors and representatives and/or to market Products directly to the Distribution Accounts and in the Territory.

2.2         Independent Contractors.  The parties shall act as independent contractors in the performance of this Agreement, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other; (ii) constitute the parties as partners, joint venturers, co-owners, agents or otherwise as participants in a joint or common undertaking; or (iii) allow Distributor to create or assume any obligation on behalf of Roxio for any purpose whatsoever.  Specifically, without limitation, neither party will enter into any Agreement, contract, or arrangement with any government or government representative or with any person, firm, corporation or other enterprise imposing any legal obligations or liability of any kind whatsoever on the other and, without limiting the generality of the foregoing, neither party will sign the other’s name to any commercial paper, contract or other instrument and will not contract any debt or enter into any Agreement, either expressed or implied, binding the other to the payment of money and/or in any other regard.  All financial obligations associated with Distributor’s business are the sole responsibility of Distributor.  All sales and other agreements between Distributor and its customers are Distributor’s exclusive responsibility and shall have no effect on Distributor’s obligations under this Agreement.

3.           DISTRIBUTOR GENERAL OBLIGATIONS

3.1         Promotion of Products.  Distributor shall, at its own expense, vigorously promote the sale of the Products to all Distribution Accounts, to Distributor’s maximum capacity.

3.2         Market Assistance.  Distributor shall, at it own expense and consistent with the sales policies of Roxio, (i) assist Roxio in assessing customer requirements for the Product, including modifications and improvements thereto, in terms of quality, design, functional capability, and other features; and (ii) submit market research information, as reasonably requested by Roxio, regarding competition and changes in the market in the Territory.

3.3         General Conduct.  Distributor agrees:  (i) to conduct business in a manner that reflects favorably at all times on the Products and the good name, goodwill and reputation of Roxio; (ii) to avoid deception, misleading or unethical practices that are or might be detrimental to Roxio or the public, including but not limited to, disparagement of Roxio or its Products; (iii) not to publish or employ or cooperate in the publication or employment of, any misleading or deceptive advertising material; (iv) to make no representations, warranties or guarantees to customers or to the trade with respect to the specifications, features or capabilities of Products that are inconsistent with the literature distributed by Roxio; and (v) not to engage in any acts prohibited by local, state, federal or national law, including antitrust or unfair trade practice laws, which prohibit various forms of predatory, discriminatory or below-cost pricing.

3.4         Export Requirements.  Distributor shall, at its own expense, pay for all export licenses and permits, pay customs charges and duty fees, and take all other actions required to accomplish to export of the Products purchased by Distributor.  Distributor warrants that it shall comply in all respects with the export and re-export restrictions applicable to the Products, including those set forth in the export license for every Product shipped to Distributor, and shall indemnify Roxio for any losses resulting from Distributor’s noncompliance.

3.5         Reports.  Distributor agrees to prepare and forward to Roxio, reports as may be reasonably requested by Roxio, including, without limitation, monthly reports of inventory on hand, intra-location transfers and sales data relating to the Products.  Within ten (10) days after the close of each month, Distributor shall submit sales data which shall include, without limitation: Distributor shipping location; customer account number; customer name, address, city, state, zip code, phone number; Distributor part number; Roxio part number; quantity of Products sold (either sold or RMA issued); and customer price using cost of goods sold.

3.6         Audit Rights.  Roxio reserves the right to have an authorized Roxio representative, at Roxio’s cost, audit Distributor’s records relating to sales and inventories of Products, including, without limitation, records pertaining to any claims submitted by Distributor for sales and inventories of Products (including claims for price protection, stock rotation, returned products, ship from stock and debit, and other transactions) or otherwise as necessary to verify Distributor’s compliance with this Agreement.  Upon prior written notice, Distributor shall provide access to such records during normal business hours at Distributor’s locations(s).  Distributor agrees to maintain all such records by location for a minimum of three (3) years after the date of the transaction.  If an audit indicates an underpayment of five percent (5%) or more of any amounts due hereunder or other non-monetary noncompliance, Distributor will promptly reimburse Roxio for the reasonable cost of the audit.  Such rights will remain in effect through a period ending one year from the termination of this Agreement.

4.           PURCHASE TERMS

4.1         Purchase Orders.  All orders for Products submitted by Distributor shall be initiated by a written purchase order (“Purchase Order”) in accordance with this Section 4 provided, however, Distributor may place an order verbally, by fax if a confirmational Purchase Order is received by Roxio within five (5) days thereafter.  All orders shall be for at least the Minimum Shipment Quantity as defined in Section 5.4.  No Purchase Order shall be binding until accepted by Roxio in writing.  Roxio shall have no liability to Distributor with respect to Purchase Orders that are not accepted in writing.  Any additional or inconsistent terms in Distributor’s Purchase Order or acknowledgment are considered deleted and of no force or effect.

4.2         Purchase Order Terms.  All Purchase Orders shall state:  (i) the type, model and quantity of the Products ordered, using Roxio part numbers; (ii) the “billable” purchase order number; (iii) the requested delivery date; (iv) the requested location for shipment and (if different) the “bill to” address.  All Purchase Orders must be signed by an authorized purchasing agent of Distributor; provided, however, that absent express instructions from Distributor to the contrary, Roxio shall be entitled to assume that any signed Purchase Orders are duly authorized.  Standard lead-time for Purchase Orders of standard Products initially is four (4) weeks, although Roxio may modify such lead-time from time to time.  Roxio shall use its reasonable commercial efforts to deliver Products as soon as is reasonably practical.

4.3         Change Orders/Cancellations.  Distributor may cancel a Purchase Order or reschedule delivery under a Purchase Order within forty-eight (48) hours of Roxio’s receipt of the Purchase Order.  Outside of this forty-eight hour period, Distributor may only cancel a Purchase Order or reschedule delivery under a Purchase Order fifteen (15) days or more in advance of the scheduled delivery date for such Purchase Order; provided, however, that in the case of rescheduling by the Distributor, the rescheduled date for shipment must be within sixty (60) days of the originally scheduled shipping date.  Roxio reserves the right to request non-cancelable orders for specific circumstances, at Roxio’s sole option.

4.4         Distributor Breach.  Notwithstanding any prior acceptance by Roxio of a Purchase Order, Roxio shall not be obligated to ship Products if Distributor is in breach of this Agreement at the time of the scheduled shipment.

4.5         Delivery.  All Products shall be packed for shipment in Roxio’s standard shipping cartons, marked for shipment to Distributor’s address requested in the Purchase Order, and delivered to Distributor or its carrier EXW (per Incoterms 2000), at Roxio’s shipping dock at the location stated on the Roxio Purchase Order (or if not stated, Roxio’s then-current headquarters in California, USA) Title to Products and risk of loss shall pass to Distributor when such Products leave the applicable Roxio shipping dock in the U.S. Roxio will select the ground shipment carrier and pay ground freight charges.  Drop shipments to Distributor’s customers shall be permitted on a case-by-case basis, with Roxio’s written approval.  If Distributor requests a method of shipment other than ground shipment, Distributor may select the method of shipment, carrier and type of conveyance, at Distributor’s expense (subject to Section 5.4).  Roxio may make partial shipments of Products, which shall be separately invoiced.  Partial shipments shall not affect Distributor’s obligation relating to the balance of the Purchase Order.

4.6         Inspection/Acceptance.  Distributor shall inspect all Products promptly following receipt and, within thirty (30) days following receipt, shall notify the freight forwarder and Roxio of any claim for damages or shortages.  Within thirty (30) days after receipt (the “Inspection Period”), Distributor shall give Roxio notice of any claim that a Product does not conform with Roxio’s published specifications in effect at the time of Distributor’s order.  To reject a Product, Distributor shall notify Roxio in writing or by fax of its rejection and request a Return Material Authorization (“RMA”) number.  Roxio shall issue RMA numbers in accordance with its then current standard procedures.  Within ten (10) days of receipt of the RMA number, Distributor shall return the rejected Product to Roxio (i) in accordance with Roxio’s RMA policies, procedures and instructions; (ii) freight prepaid; and (iii) in its original shipping carton with the RMA number prominently displayed on the outside of the carton.  Roxio reserves the right to refuse to accept any rejected Products that do not bear an RMA number on the outside of the carton or which otherwise do not comply with Roxio’s RMA policies, procedures and instructions.  Any Product not properly rejected by Distributor within the Inspection Period shall be deemed accepted.

5.           DISTRIBUTOR PRICE; PAYMENT

5.1         Price.  Distributor’s purchase price (the “Price”) for each of the Products purchased by Distributor for resale to the Distribution Accounts shall be as set forth in the Price List in effect at the time of Roxio’s acceptance of a Purchase Order from Distributor, except as otherwise set forth in this Section 5.  Prices are stated and shall be paid in United States currency.  Distributor shall be free to establish its selling price for sale of the Products to Distributor’s customers in the Distribution Accounts.

5.2         Price Modifications.  Roxio reserves the right to revise the Price for any Product at any time upon Roxio’s publishing revisions to the Price List and providing written notice to Distributor of such changes.  Such revised Prices shall apply to all Purchase Orders accepted after the date of such revision, except as provided below.

(a)           In the event of a Price increase, Distributor may order any quantity of Products during the thirty (30) day period after Distributor receives notice of change of Price for such Product, for requested delivery within sixty (60) days of the date of notification at the non-revised (lower) Price.  Any Products which are scheduled for delivery more than sixty (60) days from the date of such notification shall be invoiced at the revised (increased) Price.

(b)           [***]

5.3         Taxes.  The Price does not include any federal, state or local taxes, duties or assessments that may be applicable to the sale of the Products, and which taxes, duties or assessments shall be paid by Distributor.  When Roxio has the legal obligation to collect such taxes, duties or assessments, the appropriate amount shall be added to Distributor’s invoice and paid by Distributor, in accordance with the payment terms set forth in Section 5.5 below, unless Distributor provides Roxio with a valid tax exemption certificate authorized by the appropriate taxing authority.

5.4         Delivery Costs.  The Price does not include any insurance or expedited shipping expenses, special packing expenses, or similar charges associated with delivery of the Products to Distributor (the “Delivery Costs”), which shall be paid by Distributor, in accordance with the payment terms, provided that Distributor orders and accepts delivery of the minimum per shipment quantity (the “Minimum Shipment Quantity”) for a Product specified in the Price List or as otherwise specified by Roxio.  Shipments of smaller quantities of a Product requested by Distributor shall be shipped freight collect by Distributor’s designated freight carrier.  Notwithstanding anything else herein, freight charges for ground shipments only shall be paid by Roxio.  If Distributor requests an alternative shipment method, Distributor shall pay the difference between the charges for ground shipment and such alternative shipment method.

[***] Omitted pursuant to a confidential treatment request.  The confidential portion has been filed separately with the SEC.

5.5         Payment.  Distributor’s credit terms shall be subject to review and approval of Roxio’s credit department from time to time.  Standard terms for payment of Products are as follows:  (i) Distributor will receive a 2% discount off the invoice if Distributor pays such invoice within 20 days from the date of Roxio’s invoice, (ii) Distributor will receive a 1% discount off the invoice if Distributor pays such invoice within 30 days from the date of Roxio’s invoice, and (iii) payment due in full within forty-five (45) days from the date of Roxio’s invoice, all subject to credit approval.  Invoices shall not be dated earlier than the date of shipment.

5.6         Late Payment.  Roxio may impose a late charge on all overdue amounts at a rate equal to the lesser of (i) one and one-half percent (1-1/2%) per month; or (ii) the maximum rate permitted by applicable law, until such amount, and all accrued late charges, is paid in full to Roxio.

6.           INVENTORY

6.1         Inventory.  Subject to any applicable government restrictions and availability of Products to Distributor by Roxio, Distributor shall maintain sufficient on-hand inventory of Roxio’s Products to supply anticipated customer requirements.

6.2         Product Discontinuance.  Roxio reserves the right to obsolete or discontinue any of its Products, upon thirty (30) days advance notice, and Distributor shall have the right to place end-of-life orders for delivery within such thirty (30) day period.  Distributor and those customers listed on Exhibit C may return all inventory of any Products that Roxio discontinues or makes obsolete for the 180 day period following the date on which Roxio provides such notice to Distributor.  Roxio shall have the right to modify its product discontinuance program and notification period in its sole discretion, effective upon written notice to Distributor.

6.3         Quarterly Adjustment.  Within the first forty-five (45) days of each fiscal quarter of every year during the term of this Agreement, slow moving inventory may be returned by Distributor to Roxio for credit against the simultaneous purchase of new Products of equal or greater aggregate value, subject to the following limitations set forth below.  Notwithstanding anything else herein, (i) all purchase orders for such new Products are non-cancellable and must be received by Roxio by the time Roxio issues a return RMA and (ii) all such new Products must be shipped within ninety (90) days of the date of such purchase order.

(a)           Distributor may return up to [***] ([***]%) of the amount of the previous [***] purchases by Distributor of all Products; provided, however, that Distributor will notify Roxio in writing if it wishes to discuss the disposition of additional Products and Roxio agree to discuss such disposition within ten (10) days of receiving a request from Distributor.

(b)           Products must be returned in factory-shipped condition in the original and undamaged Roxio -supplied package;

[***] Omitted pursuant to a confidential treatment request.  The confidential portion has been filed separately with the SEC.

(c)           Distributor must obtain an RMA from Roxio prior to any return and all returns must comply with Roxio’s policies, procedures and instructions;

(d)           All freight charges for returns shall be paid by Distributor; and

(e)           All Products authorized for return shall be subject to inspection by Roxio to confirm that Products meet Roxio’s product and packaging quality standards.

7.           ROXIO OBLIGATIONS

7.1         Promotional and Technical Materials.  Roxio agrees to supply Distributor with its usual sales promotion and advertising material without cost to Distributor, and to support the efforts of Distributor with its usual advertising and other sales promotion efforts.  Roxio agrees to furnish Distributor, without charge, except as may be otherwise agreed upon, reasonable quantities of technical, advertising and selling data and literature concerning the Products, which Roxio may from time to time produce or have available for trade circulation.  All such material (other than that which was distributed to others by Distributor) shall be returned to Roxio in good condition, other than reasonable wear, immediately upon demand by Roxio.

7.2         Cooperative Advertising.

(a)           Roxio shall, to the extent it deems necessary and reasonable, (and consistent with it’s policies in effect) support Distributor in its efforts regarding the supply of advertising material (and equipment and personnel when possible) for trade shows.  To assist Distributor in advertising, promotion and training for the sale of the Products, Roxio agrees to reimburse certain qualified expenses incurred by Distributor for advertising, promotion and trade shows, all subject to the terms and conditions determined by Roxio from time to time, in its sole discretion.

(b)           Prior to implementing any advertising program for which Distributor seeks approval and contribution, Distributor shall submit a written request to Roxio in a form reasonably acceptable to Roxio, together with a copy of the proposed advertisement.  Roxio shall, in its sole discretion, approve or reject the proposal within fifteen (15) working days after receipt thereof.  Any proposal not expressly approved by Roxio shall be deemed rejected.

(c)           Upon completion of an approved advertising program, Distributor shall submit the notices provided by Distributor and Roxio pursuant to Section 7.2(b) above; (ii) a copy of the original advertisement; and (iii) a copy of all invoices verifying the expenses.  Within thirty (30) days after receipt of the claim package, Roxio shall pay any authorized amounts to Distributor for all advertisements which meet all qualifications reasonably required by Roxio (including the requirement that the accounts be current in payment).  Roxio shall reimburse up to one hundred percent (100%) of the actual, certifiable, pre-authorized expenses (design, production, printing, medial charges, postage and the like) devoted to the Products, not to exceed the amount of available co-op advertising funds earned by and available to Distributor.  Reimbursement by Roxio is contingent upon Distributor’s compliance with (i) Roxio’s reasonable requirements; (ii) guidelines regarding use of Roxio’s Products and applications; and (iii) any other then current guidelines specifically intended to ensure that the Products are represented in the proper light.  Roxio shall not unreasonably withhold reimbursement from Distributor if Distributor complies with all the above requirements.

(d)           Co-funding by Roxio of trade shows and any other non-print advertising must be approved by Roxio prior to commitment of funds by Distributor.

8.           WARRANTY

8.1         [***]

8.2         [***]

8.3         Warranty Disclaimer.  EXCEPT FOR THE EXPRESS WARRANTY SET FORTH ABOVE, ALL PRODUCTS PROVIDED HEREUNDER ARE PROVIDED “AS IS” AND ROXIO MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, REGARDING THE PRODUCTS, AND EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, OR NONINFRINGEMENT.  FURTHER, ROXIO DOES NOT WARRANT RESULTS OF USE OR THAT ANY SOFTWARE PRODUCT IS BUG FREE OR THAT ITS USE WILL BE UNINTERRUPTED.

9.           LIMITATION OF LIABILITY

9.1         [***]

9.2         Force Majeure.  Except for the payment of any monies due under this Agreement, nonperformance of either party shall be excused, and any performance date shall be extended, to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restriction, breakdown of machinery, failure or delay of suppliers, or any other reason where failure to perform is beyond the control and not caused by the negligence of the nonperforming party.

9.3         Termination.  In the event termination by either party in accordance with any of the provisions of the Agreement, except as specified in this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Roxio or Distributor.

[***] Omitted pursuant to a confidential treatment request.  The confidential portion has been filed separately with the SEC.

10.         INDEMNITY

10.1       Distributor.  Distributor shall be solely responsible for, and shall indemnify, defend and hold Roxio free and harmless from, any and all claims, damages or lawsuits (including Roxio’s attorneys’ fees) arising out of Distributor’s breach of Sections 8.2 or 11.2.

10.2       Patent and Copyright Indemnity.

(a)           Roxio agrees to defend, or at Roxio’s option settle, at Roxio’s own expense and under Roxio’s sole control, any claim, suit or proceeding brought against Distributor on the issue of infringement of any United States patent, copyright or trademark, or the misappropriation of a trade secret, by a Product purchased by Distributor hereunder, subject to the limitations herein.  Roxio shall pay any final judgment entered in such action.  Roxio shall be relieved of the foregoing obligations unless Distributor (i) notifies Roxio promptly in writing of such claim, suit or proceeding; and (ii) gives Roxio information and assistance to settle or defend any such claim.  If a Product, or any part thereof, are finally adjudicatively determined to be, or in Roxio’s sole opinion may become, the subject of any claim, suit or proceeding for infringement of any United States patent, copyright, trademark, or misappropriation of a trade secret, or if the sale or use of the Product, or any part thereof, is enjoined, then Roxio may, at Roxio’s option and expense:  (i) procure for Distributor and its customers the right to sell or use the Product, or such part thereof, under such patent, copyright, trademark or the misappropriation of a trade secret; or (ii) replace the Product, or part thereof, with other suitable Product or part; or (iii) suitably modify the Product, or part thereof; or (iv) if the use of the Product, or part thereof, is prevented by injunction, accept the return of the Product, or part thereof, and refund the Price paid therefor by Distributor, less a reasonable sum for use and damage Roxio shall not be liable for any costs or expenses incurred without its prior written authorization.

(b)           Notwithstanding the provisions of Section 10.2 above, Roxio assumes no liability for (i) infringement of patent claims covering completed equipment or any assembly, circuit, combination, method or process in which any of the Products may be used but not covering a Product standing alone; (ii) any trademark infringements involving any marking or branding not applied by Roxio, or involving any marking or branding applied at the request of Distributor; or (iii) the modification of a Product, or any part thereof, unless such modification was made by Roxio.

(c)           The foregoing provisions of this Section 10 state the entire liability and obligations of Roxio and the exclusive remedy of Distributor with respect to any alleged patent, copyright, trademark infringement or misappropriation of a trade secret by the Products or any part thereof.

11.         PROPRIETARY OWNERSHIP RIGHTS

11.1       Property Rights.  Distributor agrees that Roxio owns all right, title, and interest in the intellectual property rights related to the Products, including, without limitation, all patents, trademarks, trade names, inventions, copyrights, know-how, and trade secrets relating to the design, manufacture, operation or service of the Products.  The use by Distributor of any of these property rights is authorized only for the purposes and to the extent expressly set forth in this Agreement, and upon termination of this Agreement for any reason such authorization shall cease.

11.2       Sale Conveys no Right to Manufacture or Copy.  The Products are licensed by Roxio subject in each case to the condition that such license does not convey a license, expressly or by implication, to manufacture, duplicate or otherwise reproduce any of the Products.  To the maximum extent permitted by applicable law, Distributor agrees that it shall not: (i) alter, reverse engineer, decompile or disassemble the Products or otherwise attempt to discover any source code or underlying ideas or algorithms of any Products; (ii) reproduce any components of the Products without Roxio’s prior written consent, (iii) modify, translate, or otherwise create derivative works of any Product or Product packaging, (iv) distribute any Product without Roxio’s end-user license agreement included by Roxio with such Product, or (v) remove, alter, cover, or obscure any notice or mark that appears on a Product or Product packaging.  Distributor may only distribute Products to customers that it has entered into written agreement with, which contain restrictions substantially similar to terms set forth in this Section 11.2 and shall take appropriate steps to assure compliance with the restrictions contained in this Section 11.2.

11.3       Software License.  The software Products, or software (if any) provided with a Product, are not sold, but are licensed to Distributor for redistribution and are subject to a license on the terms included with such Product.  Specifically, Products are subject to a break-the-seal (“shrinkwrap”) or downloadable (“click-thru”) end user license agreement.  By their terms, such end-user license agreements prohibit unauthorized copying.  Distributor agrees to abide by these license agreements, to inform its customers of them, and to actively pursue correction of known breaches by any of its customers.  Violation of Roxio’s license agreements by Distributor or Distributor’s customers may result in termination of this Agreement.  All references to sales or purchases of the software Products herein shall mean a license.

11.4       OEM Agreements.  Distributor is not authorized to enter into or negotiate OEM license agreements on behalf of Roxio.

12.         TRADEMARKS AND TRADE NAMES

12.1       Use.  During the term of this Agreement, Distributor shall have the right to indicate to the public that it is an Authorized Distributor of Roxio Products, as and to the extent set forth in this Agreement and to advertise such Products under the trademarks, service marks, and trade names that Roxio may adopt from time to time which are owned exclusively by Roxio (“Roxio Trademarks”).  Roxio Trademarks are not deemed to include any third party marks, regardless of whether used by Roxio in connection with the Products.

12.2       Limitations.  Distributor shall not alter or remove any Roxio Trademarks applied to the Products by Roxio.  Nothing herein shall grant to Distributor any right, title or interest in Roxio Trademarks.  At no time during or after the term of this Agreement shall Distributor challenge or assist others to challenge Roxio Trademarks or the registration thereof, or attempt to register any trademarks, service marks or trade names confusingly similar to the Roxio Trademarks, in any language.

12.3       Approval of Representations.  All representation of Roxio Trademarks that Distributor intends to use shall first be submitted to Roxio for approval (which shall not be unreasonably withheld) of design, color, and other details which are not exact copies of those used by Roxio.  If any Roxio Trademarks is to be used in conjunction with another trademark on or in relation to the Products, then the Roxio Trademark shall be presented equally legibly, equally prominently, and/or of greater size than the other but nevertheless separated from the other so that each appears to be a mark in its own right, distinct from the other mark.

13.         CONFIDENTIALITY

13.1       Confidential Information.  The software (if any) provided with the Product, in object code form is not considered Confidential Information.  Roxio’s proprietary information in it’s products, technical data, or know-how relating to the software, shall be considered Confidential Information of Roxio and shall be governed by that certain Mutual Non-Disclosure Agreement signed by the parties on March 22, 2002, and attached hereto as Exhibit D.

14.         TERMINATION

14.1       Termination for Convenience.  This Agreement may be terminated by either party for any or no reason by giving the other party written notice ninety (90) days in advance.

14.2       Termination for Cause.  If either party defaults in the performance of any material provision of this Agreement, then the nondefaulting party may give notice to the defaulting party that if the default is not cured within thirty (30) days the Agreement shall be terminated.  If the nondefaulting party gives such notice and the default is not cured, then the Agreement automatically shall terminate at the end of that period.

14.3       Termination for Insolvency.  This Agreement shall terminate, without notice, (i) upon the institution by or against Distributor of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of Distributor’s debts; (ii) upon Distributor’s making a general assignment for the benefit of creditors; or (iii) upon Distributor’s dissolution.

14.4       Orders for Distributor Accounts; Termination Effect.  In the event of the termination of this Agreement, all orders received and accepted by Roxio as of the effective date of such termination shall be reviewed for cancellation or confirmation by Distributor, which action must be communicated in writing to Roxio within ten (10) days of the effective date of termination.  Unless this Agreement is terminated by Roxio under Section 14.2, Roxio shall accept orders from Distributor for additional Products which Distributor is contractually obligated to furnish to its customers and does not have in its inventory, provided Distributor notifies Roxio of any and all such transactions in writing within thirty (30) days after the termination date.  Not withstanding the foregoing, Roxio shall not be required to deliver further Product to Distributor if this Agreement is terminated by Roxio under Section 14.2 or 14.3

14.5       Inventory; Termination Effect.  Unless this Agreement is terminated by Roxio under Section 14.2, at Distributor’s option, exercised in writing within thirty (30) days after such termination date, Roxio shall repurchase Products remaining in Distributor’s inventory in excess of that required to meet Distributor’s contractual obligations existing at the time of the termination.

14.6       Return of Materials.  Within thirty (30) days after termination of this Agreement, Distributor shall prepare all items in its possession which were provided by Roxio for shipment to Roxio, as Roxio may direct, at Roxio’s expense.  Distributor shall not make or retain any copies of any Confidential Information which may have been entrusted to it.  Effective upon the termination of this Agreement, Distributor shall cease to use all trademarks, service marks, and trade names of Roxio.

14.7       Survival of Certain Terms.  The provisions of Sections 2.2, 3.4, 3.5, 3.6, 4.3, 4.5, 4.6, 5.3, 5.4, 5.5, 5.6, 8, 9, 10, 11, 12.2, 13, and the relevant portions of Sections 14 and 15 shall survive the termination of this Agreement for any reason.  Any payment obligations of the parties shall cease upon termination of this Agreement.

14.8       Remedies.  Neither party shall be liable to the other in any manner on account of the termination of this Agreement.  Both Distributor and Roxio are aware of the possibility of expenditures necessary in preparing for performance hereunder and the possible losses and damages which may occur to each in the event of termination.  Violation of obligations under this Agreement may cause irreparable harm and damage which may not be recovered at law, and remedies for breach of this Agreement may be in equity through injunctive relief.

15.         MISCELLANEOUS

15.1       Governing Law.  This Agreement shall be governed in all respects by the substantive laws of the State of California, The parties agree that the United Nations Convention on Contracts for the International Sale of Goods (1980) is specifically excluded from application to this Agreement.

15.2       Attorneys’ Fees.  In the event of any litigation or arbitration by the parties under this Agreement, the prevailing party shall be entitled to costs and reasonable attorneys’ fees.

15.3       Assignment.  Distributor shall not assign or otherwise transfer any of its rights, obligations or licenses hereunder without the prior written consent of Roxio, including any assignment by operation of law as a result of the merger or acquisition of Distributor.  Distributor will not transfer, pledge, or assign this Agreement, or any part thereof or interest therein, or any commissions or compensation due to it hereunder, without first obtaining in each instance the written consent of Roxio.  Roxio may assign this Agreement to any successor, in interest to its business and goodwill as they relate to the Products covered hereby.  Subject to the foregoing, the provisions of this Agreement shall apply to and bind the successors and permitted assigns of the parties.

15.4       Waiver.  Failure by any party to enforce any of its rights under this Agreement shall not be deemed a waiver of any right which that party has under this Agreement.

15.5       Amendment.  This Agreement shall not be amended, altered or changed except by written agreement signed by authorized representatives of both parties.

15.6       Allocation of Risk.  The parties acknowledge and affirm that the provisions in this Agreement regarding warranties, indemnity, disclaimer, limitation of liability and damage limitation allocate risk between the parties.  This allocation is reflected in the terms hereof, including pricing, and is an essential element of the basis of the bargain between the parties.

15.7       Export Control.

(a)           Representations.  Distributor agrees to comply strictly and fully with all export controls imposed on the Products by any country or organization in whose jurisdiction Distributor operates or does business.  Distributor shall not knowingly, export or reexport any Product to any country prohibited under United States Export Administration Regulations, without first obtaining a valid license to so export or reexport the Products.

(b)           Responsibility.  All export permits, import certificates, insurance, duty, customers clearance charges and/or licenses and related costs shall be Distributor’s responsibility.

(c)           Regulations.  Because Roxio is subject to the United States Foreign Assets Control Regulations, Transaction Control Regulations and other United States export regulations, specifically without limitation to the above, Distributor will not directly or indirectly initiate or take part in any act which may constitute a violation of such laws or regulations.  Distributor also agrees to assist Roxio in every way in assuring compliance with such laws or regulations.

15.8       Foreign Corrupt Practices Act.  Roxio is subject to the Foreign Corrupt Practices Act (Public Law 95 213), which among other things, generally makes it illegal for Roxio, or any agent of Roxio, to pay, promise to pay or authorize the payment of any money or offer, gift, or promise to give or authorize the giving of anything of value to any foreign political candidate, or to any person while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given or promised directly or indirectly to any foreign official, to any foreign political party, or to any candidate for foreign political office for any of the purposes described in the act.  Distributor shall not do any act or thing which shall be a violation of said law and further agrees to cooperate with Roxio in assuring that Roxio and Distributor are in full compliance with such law and regulations issued thereunder including any and all reporting requirements.

15.9       Controlling Document.  All purchase orders for the Products shall be governed by this Agreement.  Any additional, inconsistent or conflicting clauses in any order, release, acceptance or other written correspondence between the parties shall be considered null and void, unless expressly executed by duly authorized representatives of both parties.

15.10     Notices.  All notices, requests, consents and other communications hereunder shall be in writing and delivered personally, by a recognized international courier (e.g., Federal Express, DHL) or by facsimile (with facsimiles to be promptly confirmed in writing).  All such written communications delivered by mail shall be forwarded to the parties hereto at their respective addresses as set forth on the first page of this Agreement, subject to the right of either party to change its address by delivering written notice to the other.  Notices shall be deemed to be effective upon receipt.

15.11     Severability.  Should any provisions of the Agreement contravene any law or valid regulation of any government jurisdiction over the parties, then such provisions shall be automatically terminated and performance thereof by the parties waived, and all other provisions of this Agreement shall continue in full force an effect.

15.12     Entire Agreement.  This Agreement (including the exhibits attached hereto) reflects the entire agreement of the parties regarding the subject matter hereof, and supersedes all prior agreements between the parties, whether written or oral.  This Agreement is executed in the English language.

15.13     Counterparts.  This Agreement may be executed in counterparts, each of which constitutes an original, and together which constitute the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives, effective as of the date first set forth above.

ROXIO, INC.		NAVARRE, INC.

By:	/s/ Elliot Carpenter	By:	/s/ James Gilbertson

Title: Chief Financial Officer		Title: Chief Financial Officer

Effective Date: April 4, 2002		Effective Date: March 28, 2002

EXHIBIT A

PRODUCTS AND SERVICES

All standard Roxio products included on monthly distributor price list.

EXHIBIT B

TERRITORY

The Americas to include the United States, Canada and Latin America.

EXHIBIT C

DISTRIBUTOR’S CUSTOMERS

[***]

[***] Omitted pursuant to a confidential treatment request.  The confidential portion has been filed separately with the SEC.

EXHIBIT D

MUTUAL NONDISCLOSURE AGREEMENT

(to be attached)

MUTUAL NONDISCLOSURE AGREEMENT

Each undersigned party (the “Receiving Party”) understands that the other party (the “Disclosing Party”) has disclosed or may disclose information relating to Roxio Products and business or to the Disclosing Party’s business (including, without limitation, computer programs, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), schematics and other technical, business, financial, customer and product development plans, forecasts, strategies and information), which to the extent previously, presently, or subsequently disclosed to the Receiving Party is hereinafter referred to as “Proprietary Information” of the Disclosing Party.

In consideration of the parties’ discussions and any access of the Receiving Party to Proprietary Information of the Disclosing Party, the Receiving Party hereby agrees as follows:

1.           The Receiving Party agrees (i) to hold the Disclosing Party’s Proprietary Information in confidence and to take reasonable precautions to protect such Proprietary Information (including, without limitation, all precautions the Receiving Party employs with respect to its confidential materials), (ii) not to divulge any such Proprietary Information or any information derived therefrom to any third person, (iii) not to make any use whatsoever at any time of such Proprietary Information except to evaluate internally its relationship with the Disclosing Party, (iv) not to copy or reverse engineer any such Proprietary Information and (v) not to export or reexport (within the meaning of U.S. or other export control laws or regulations) any such Proprietary Information or product thereof. Without granting any right or license, the Disclosing Party agrees that the foregoing shall not apply with respect to any information after five years following the disclosure thereof or any information that the Receiving Party can document (i) is or becomes (through no improper action or inaction by the Receiving Party or any affiliate, agent, consultant or employee) generally available to the public, or (ii) was in its possession or known by it without restriction prior to receipt from the Disclosing Party, or (iii) was rightfully disclosed to it by a third party without restriction, or (iv) was independently developed without use of any Proprietary Information of the Disclosing Party by employees of the Receiving Party who have had no access to such information. The Receiving Party may make disclosures required by law or court order provided the Receiving Party uses diligent reasonable efforts to limit disclosure and to obtain confidential treatment or a protective order and has allowed the Disclosing Party to participate in the proceeding.

2.           Immediately upon a request by the Disclosing Party at any time the Receiving Party will turn over to the Disclosing Party all Proprietary Information of the Disclosing Party and all documents or media containing any such Proprietary Information and any and all copies or extracts thereof. The Receiving Party understands that nothing herein (i) requires the disclosure of any Proprietary Information of the Disclosing Party or (ii) requires the Disclosing Party to proceed with any transaction or relationship.

3.           This Agreement applies only to disclosures made before the first anniversary of this Agreement. The Receiving Party acknowledges and agrees that due to the unique nature of the Disclosing Party’s Proprietary Information, there can be no adequate remedy at law for any breach of its obligations hereunder, which breach may result in irreparable harm to the Disclosing Party, and therefore, that upon any such breach or any threat thereof, the Disclosing Party shall be entitled to appropriate equitable relief, without the requirement of posting a bond, in addition to whatever remedies it might have at law. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect. This Agreement shall be governed by the law of the State of California without regard to the conflicts of law provisions thereof. This Agreement supersedes all prior discussions and writings and constitutes the entire agreement between the parties with respect to the subject matter hereof. The prevailing party in any action to enforce this Agreement shall be entitled to costs and attorneys’ fees. No waiver or modification of this Agreement will be binding upon a party unless made in writing and signed by a duly authorized representative of such party and no failure or delay in enforcing any right will be deemed a waiver.

March 28, 2002

ROXIO, INC.

By:	/s/ Elliot Carpenter

NAVARRE, INC.

By:	/s/ Richard Vick

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[Roxio Logo]

Roxio, Inc.
455 El Camino Real
Santa Clara, CA 95050
phone 408.367.3100
fax 408.367.3101
NASDAQ: ROXI

www.roxio.com

December 17, 2004

Via Facsimile (763-535-2156) and Overnight Courier

Mr. Rick Vick
Director of Merchandising
Navarre Corporation
7400 49th Avenue North
New Hope, MN 55428

Re:	Assignment of Agreement between Roxio Inc. (“Roxio”) and Navarre Corporation

Dear Mr. Vick:

Roxio plans to sell certain assets (namely its software division) to Sonic in connection with the terms of the Asst Purchase Agreement by and between Sonic and Roxio dated August 9, 2004.  Roxio and Navarre Corporation have executed that certain Distribution Agreement dated as of March 28, 2002 (the “Agreement”).  Roxio hereby informs you that the Agreement and any related agreements or amendments will be assigned to Sonic effective upon the close of the transaction.  Such close is expected to be on or about December 17, 2004.

This notice of assignment letter is not intended to modify any term or provision of the Agreement and does not apply to any transaction other than the proposed transaction with Sonic.  Any changes to your current processes will be communicated to you shortly.

Should you have any questions in connection with the above assignment or the proposed transaction with Sonic, feel free to contact me.

Sincerely,

/s/ Josh Engel
Josh Engel
Director, Legal Affairs
Roxio, Inc.

[Navarre Corporation Logo]

December 7, 2006	VIA Overnight Courier

Sonic Solutions
Attn:  Legal Department
455 El Camino Real
Santa Clara, CA  95050

Re:	Navarre Restructuring and Consent to Assignment of:
Distribution Agreement dated March 28, 2002, assigned to
Sonic Solutions (“Sonic) as of December 17, 2004 (the “Agreement(s)”)

To Whom It May Concern:

You currently have a business relationship with Navarre Distribution Services (“NDS”), a division of Navarre Corporation (“Navarre”).  This letter is to inform you that, effective January 1, 2007, the activities carried out by NDS are being transferred to Navarre Distribution Services, Inc., a Minnesota corporation and wholly-owned subsidiary of Navarre.

This transfer is being done within the context of a corporate restructuring of Navarre that is intended to result in each of its significant operating units being housed in its own legal entity. Navarre’s significant growth over the past few years has necessitated this realignment of its operations.  It is anticipated that Navarre and its new wholly-owned subsidiary companies will continue to operate in substantially the same manner as Navarre does today.

In connection with this transfer, Navarre is assigning all of the assets and contracts that relate to the business activities of NDS to Navarre Distribution Services, Inc.  This assignment includes the Agreement(s) between your company and Navarre.  Navarre Distribution Services, Inc. is at the same address as Navarre.

Accordingly, we request that an authorized officer of your company sign below indicating consent to the assignment of the Agreement(s) to Navarre Distribution Services, Inc.  Please feel free to contact me with any questions that you might have.  Please fax to 763-504-1107 and return an original in the enclosed envelope.

Sincerely,

NAVARRE CORPORATION

/s/ Linda Alsid Ruehle
Linda Alsid Ruehle
Assistant General Counsel

Agreed and accepted as of January 1, 2007

Sonic Solutions

By:	/s/ Joshua Engel
Name: Joshua Engel
Its: Associate General Counsel Sonic Solutions

RIDER
to
COMPUTER SOFTWARE DISTRIBUTION AGREEMENT
Dated:  September 11, 2007 (the “Agreement”)
Between NAVARRE CORPORATION and Sonic Solutions (assigned by Roxio, Inc. to
Sonic Solutions effective December 17, 2004)
(Vendor)

GENERAL TERMS AND CONDITIONS FOR CONSIGNMENT PROGRAMS:  10/2006

Navarre has developed consignment programs with certain major retailers (the “Retailer(s)”).  Vendor may elect to participate in the consignment programs with respect to all or a portion of the Products and with respect to any or all such Retailers by executing the applicable Retailer Addendum attached hereto.  The purpose of this Rider is to set forth the general terms and conditions applicable to all consignment programs and the terms specific to each Retailer are contained in the applicable Retailer Addendum.

1.
Modification of the Agreement.   This Rider supersedes the payment and other terms of the Agreement as necessary to effectuate the consignment programs.  All other provisions and definitions in the Agreement remain applicable but should be read and interpreted to be consistent with the delivery of Products on a consignment basis rather than as a sale (the “Consigned Products”).  The order of precedence in the event of a conflict of terms.  among the Agreement, the Rider, and each Retailer Addendum, shall be:

a)	The applicable Retailer Addendum
b)	The Rider
c)	The Agreement

2.
Title of Consigned Products.  Vendor remains vested with all right, title and interest in each item of Consigned Product until sale by Retailer to an End User.  Upon sale by Retailer to an End User, title passes from Vendor to Navarre, then from Navarre to the Retailer.  Until such time, Navarre will not in any way acquire any right, title or interest in any Consigned Product and will not represent itself to third parties as being the owner of any such item, claim any rights of ownership therein, nor encumber any such item, Each Retailer has agreed to the same with respect to Consigned Products in its possession. Vendor is responsible for availing itself of the protections afforded consignors under the applicable sections of the Uniform Commercial Cade (“UCC”) and for filing UCC financing statements on the Consigned Products in the possession of Navarre and the Retailer. Navarre and each Retailer agree to cooperate with Vendor where necessary for Vendor to make such filings.

3.
Risk of Loss.  Navarre has responsibility for the care and condition of the Consigned Products in its possession following delivery by Vendor, and Navarre assumes liability for any loss or damage to the Consigned Products, including but not limited to breakage, theft, and damage by water, fire or extraordinary conditions of a similar nature.  Navarre will maintain all-risk property insurance covering the Consigned Products in its possession in an amount at least equal to the aggregate cost value.  Each Retailer has agreed to the same with respect to Consigned Products in its possession.

4.
Identification.  Vendor must provide a unique UPC code for each title of Consigned Product.  Navarre will set up in its system a unique SKU for each title which is specific for the Vendor and Retailer.  Such unique SKU’s are required to keep consignment inventory separate from Vendor’s non-consignment Products for proper payment and accounting.

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5.	Invoicing and Payment.

a.
Tracking Invoice.  Upon shipment of Consigned Products, Vendor will issue an invoice, for tracking purposes and not to indicate a sale, including a description of the Consigned Products by SKU, quantities, delivery location, the Vendor’s published price and a cost of either $.01 or $.00 (to be determined by Navarre) per item shipped.  These tracking invoices are necessary in order for Vendor to maintain an accounting for Consigned Product and for reconciliation of shipping shortages and discrepancies.

b.
Sales Reports.  Navarre will obtain from each Retailer electronic reports of weekly point of sales data showing sales of Consigned Products to End Users by SKU net of any returns from End Users.  Consigned Product sold but returned by an End User pursuant to the Retailer’s return policy will not be counted as a sale.  Navarre will also be able to account for inventory on hand on a weekly basis including inventory at Navarre’s distribution center, inventory at Retailer’s distribution and retail locations, and returns in route to Vendor.

c.
Payment.  At the end of each Retailer’s reporting period (the “Sales Reporting Period”) as specified in the Retailer Addendum, Navarre will report net sales to Vendor for the Retailer aggregating the Consigned Products sold to End Users during that reporting period.  Navarre will pay Vendor for such sales at Vendor’s published purchase prices on the payment date (the “Payment Date”) indicated in the Retailer Addendum.  Credits or chargebacks authorized in accordance with the Agreement, this Rider and each Retailer Addendum may be deducted prior to payment.

6.
Shrinkage Reconciliation.  Each Retailer will audit the shrink or loss of Consigned Products periodically and report such losses to Navarre.  Audit periods vary by Retailer as indicated in the Retailer Addendum.  The Retailer will report and pay for shrink losses within sixty (60) days after the end of the audit period.  Navarre will then promptly report to Vendor and pay for such losses.

7.
Returns.  Navarre and the Retailer(s) will have one hundred percent (100%) return rights on all Consigned Products which are unsold to End Users for any reason, including obsolete, delisted, defective or slow-moving goods, termination of this Agreement, or otherwise.  Returns will be handled pursuant to the provisions of the Agreement, except that Consigned Products which become delisted may be returned at any time while this Rider is in effect.  Procedures for handling returns that vary by Retailer are indicated in the Retailer Addendum.

8.
Destruction of Defectives.  To eliminate return freight expense, Navarre and the Retailers prefer to destroy defective and damaged items on site.  Navarre will request approval from Vendor in each case, and if received, will provide Vendor with proof of destruction in order to delete the destroyed items from the Consigned Product inventory.  If Vendor does not approve any such request for destruction and demands return, Retailer shall request a return material authorization (“RMA”) from Navarre in accordance with Navarre’s returns policy.

9.
Property Tax Reports.  Navarre and the Retailers will report Consigned Products in their possession to the appropriate taxing authorities if required by the particular authority.  They will be reported as consigned property owned by the Vendor.  Navarre will provide Vendor with the inventory amounts and locations of the property so reported on a quarterly basis along with applicable supporting documentation.  Vendor will be responsible for any property tax payable on the Consigned Products, and Navarre will chargeback all such property tax amounts paid to a taxing authority.  The foregoing applies only to valid property tax assessments and does not apply to sales and income taxes which are the responsibility of Navarre and the Retailer(s).  In the event a Retailer determines not to report and pay property tax on Vendor’s behalf, Vendor will be solely responsible for reporting and paying property tax on Consigned Products.

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10.
Termination.  This Rider will terminate upon expiration or earlier termination of the Agreement.  In addition, this Rider will terminate with respect to any Retailer if, and at the time that, such Retailer terminates its participation in the consignment program.  Vendor may terminate this Rider or any individual Retail Addendum at any time upon thirty (30) days written notice.  Upon termination, Navarre may, at its option, return all or some or the inventory of Consigned Products, or purchase all or some of the inventory of Consigned Products.  If Navarre desires to purchase any of the inventory, Vendor agrees to negotiate in good faith for appropriate price protection for such inventory.

Vendor Initials:  /s/ ACL

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DIGITAL DISTRIBUTION RIDER
to
DISTRIBUTION AGREEMENT
Dated: March 28, 2002 (the “Agreement”)
Between NAVARRE CORPORATION and Roxio, Inc., subsequently assigned by Roxio, Inc. to Sonic Solutions (“Vendor”) effective December 17, 2004 subsequently assigned by Navarre Corporation to Navarre Distribution
Services, Inc. effective April 1, 2007.

GENERAL TERMS AND CONDITIONS FOR DIGITAL DISTRIBUTION

Navarre has developed digital distribution programs with certain major retailers (the “Retailer(s)”). Vendor is the owner of or fully authorized licensee of the Digital Rights (as defined below) to the Products and desires to participate in the digital distribution program with respect to all or a portion of the Products and with respect to any or all such Retailers by executing the applicable Retailer Addendum attached hereto.  The purpose of this Rider is to set forth the general terms and conditions applicable to all digital distribution programs and the terms specific to each Retailer are contained in the applicable Retailer Addendum.

1.
Modification of the Agreement.  This Rider supersedes the payment and other terms of the Agreement as necessary to effectuate the digital distribution programs.  All other provisions and definitions in the Agreement remain applicable but should be read and interpreted to be consistent with the electronic delivery of Products to End Users.

2.
Termination.  This Rider will terminate upon expiration or earlier termination of the Agreement.  In addition, this Rider will terminate, with respect to any Retailer, if, and at the time that, such Retailer terminates its participation in the digital distribution program and, with respect to the entire program, if Navarre’s agreement with ASKNET, Inc., its third party digital delivery partner, terminates and Navarre provides notice to Vendor that it is unable to find a replacement provider.  Vendor may terminate this Rider at any time without cause upon no less than ninety (90) days prior written notice to Navarre.

3.
Grant of Digital Rights.  Digital delivery is the method by which an End User receives a copy of the Product in computer readable form from a Retailer via a secure digital download provided by Navarre directly or through ASKNET, Inc., or a successor Navarre digital delivery partner, and the End User pays the Retailer for the Product prior to the download of the Product.  Vendor will provide a “digital key code” unique to each transaction that will allow the End User to download the Product up a specified number of times in a specified period of time (the “Digital Key Code”).  Vendor hereby grants to Navarre a non-exclusive license in and to all digital delivery rights in the Products, including, but not limited to, (i) all rights under the Digital Millennium Copyright Act, and any and all future pertinent legislation; (ii) the right to use all of Vendor’s trade name and any trademarks, service marks and other artwork associated with the Products; (iii) the right at no further cost to reproduce and deliver all instructions, manuals, end user license and other materials normally provided to End Users with the Products; (iv) the right at no further cost to reproduce and deliver to End Users a back-up physical CD (with no serial number printed on such physical CD, though the End User will receive a CD Key electronically) of the Products (collectively, the “Digital Rights”); and (v) the right to sublicense the Digital Rights granted herein to the Retailers, provided that Navarre shall be responsible for the compliance by the Retailers with all relevant terms and conditions of the Agreement and this Rider.  Subject to the terms and conditions of this Rider, Navarre shall have the right to sell, price, distribute, advertise, license, market and promote all rights licensed hereunder, and may use facilities and technology it owns or controls in connection therewith or those of a third party digital delivery partner.

4.
Navarre shall advise Vendor of the names of all Retailers that are available to distribute Products.  Vendor shall advise Navarre which Retailers are authorized to distribute Vendor Product(s).  If Navarre enters into an agreement with a new Retailer, Navarre will advise Vendor and Vendor shall advise Navarre whether or not Vendor wishes to have Navarre offer Vendor’s Product(s) to such Retailer in order that it may offer Vendor’s Product(s) on its online storefront.  Navarre shall only offer Vendor Products for distribution to those Retailers that Vendor has expressly authorized.  Vendor shall further have the right, with respect to each individual Retailer, to withhold or grant authorization for any particular Product offering(s) to be marketed and distributed by such Retailer.

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5.
Territory.  The grant of Digital Rights applies to the territory of the United States (including territories and possessions) and Canada and distribution through the United States military exchange world-wide retail system.

6.
Identification.  Navarre will set up in its system a unique SKU for each Product to be digitally delivered which is specific for the Vendor and Retailer.  Such unique SKU’s are required to keep the Digital Key Code inventory separate from Vendor’s physical Products for proper payment and accounting.

7.	Invoicing and Payment.

(a)
Tracking Invoice.  Navarre will issue a PO to Vendor for a specified quantity of Digital Key Codes with respect to one or more Products.  Vendor will provide the number of Digital Key Codes ordered and issue an invoice, for tracking purposes and not to indicate a sale, including a description of the Products by SKU, quantities, the Vendor’s published price and a cost of $.01 per Digital Key Code delivered.

(b)
Sales Reports.  Navarre will obtain from each Retailer electronic reports of weekly point of sales data showing sales of Digital Key Codes to End Users by SKU.  Navarre will also be able to account for inventory of Digital Key Codes on hand on a weekly basis.  If available from the Retailer, such reporting may be available electronically on a more frequent basis.

(c)
Payment.  Within twenty (20) days after the end of each calendar month, Navarre will issue Vendor a report for each Retailer aggregating the Digital Key Codes sold to End Users during that month.  Payment to Vendor for all such sales shall accompany each report.  Any credits or chargebacks authorized by this Rider and each Retailer Addendum may be deducted prior to payment.  All sums payable by Navarre to Vendor for Navarre’s commercial exploitation of the Digital Rights shall comprise a single, integrated, cross-collateralized accounting unit with all sums due or payable from or to Navarre on account of Navarre’s distribution of Product under the Distribution Agreement.

8.
Provision of Required Materials by Label to Navarre.  Vendor will promptly supply to Navarre, or to a third-party designated by Navarre for such purpose, all required information and materials requested by Navarre to allow Navarre to fully exercise the Digital Rights.  Vendor will advise Navarre of the specific codes and classifications under any relevant export control laws and regulations of any nation (collectively, “Export Control Laws”) that are applicable to the products (including, without limitation, provision of appropriate Export Control Classification Numbers and Schedule B codes).  Vendor will promptly notify Navarre of any changes to such codes or classifications.

SONIC SOLUTIONS		NAVARRE DISTRIBUTION SERVICES, INC.

By:	/s/ A. Clay Leighton	By:	/s/ Richard Vick
Name:	A. Clay Leighton	Name:	Richard Vick
Title:	Executive Vice President and Chief Financial Officer	Title:	Vice President Merchandise

Date:	February 2, 2007	Date:	May 9, 2007

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